EXHIBIT 10.30

                                   PROMISSORY NOTE
$2,000,000                                                         June 26, 1997

         FOR VALUE RECEIVED:), New M-Tech Corporation, a Florida corporation (the "Borrower"), does hereby promise to pay to Joel Newman ("Newman"), or order, the principal sum of Two Million Dollars ($2,000,000) (the "Principal Balance"), together with interest on the Principal Balance from and after date hereof until paid at the rate specified below. The Principal Balance shall bear interest at an annual rate prior to maturity or default equal to the rate publicly announced by NATIONSBANK, N.A. (South), as its "prime rate" (the "Prime Rate"), plus 2% with Prime Rate in effect on the first day of month being applicable to the entire month. A11 sums payable hereunder shall be payable in such coin and currency as sha11 be at the time of payment legal tender for the payment of public and private debts in the United States of America.

         The entire Principal Balance of this Note shall be payable upon demand of Newman, upon five (5) days prior written notice to the Borrower.

         Accrued interest on this Note shall be paid monthly, commencing on the first day of each month subsequent to the date of issuance of this Note and continuing monthly on the first day of each month until this Note is paid in full, and at maturity (whether by acceleration or otherwise). Interest on this Note shall be computed on basis of the actual number of days elapsed over a 365-day year.

         Payments under this Note are subordinated to repayment of all Senior Indebtedness (as defined in the next sentence). "Senior Indebtedness" shall mean all indebtedness owed by the Borrower to Bank Leumi Le-Israel B.M. and/or other banks providing borrowing facilities to the Borrower (the "Banks").

         (a) (Upon any payment or distribution of the assets of the Borrower, whether in cash, property or securities, from any source whatsoever, to creditors upon any dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, or adjustment of the Borrower or its securities (Whether voluntary or involuntary, of bankruptcy, insolvency, reorganization, liquidation or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Newtech or otherwise), the Banks shall be entitled to receive payment in fu11 in cash of al1 amounts due or to become due in respect of the Senior Indebtedness before any payment is made on account of or applied on this Note.



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         (B) For a period commencing on the business day following the day the
Borrower received from Bank Leumi or the other banks notice that an "Event of Default" (as defined in the Bank Facilities) has occurred and ending on the date on which the Event of default has been cured (a "Payment Blockage period"), no payment shall be made to Newman pursuant to this Note.

         (C) New or a subsequent holder of this Note, by its acceptance of this Note, agrees that during any, Payment Blockage Period, it will not ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, any money which may now or hereafter be owing by the Borrower under this Note.

         This note and the indebtedness evidenced hereby may be prepaid, in whole or in part, without notice, penalty or premium at any time and from time to time. Any prepayment shall first be applied to unpaid interest and the remainder, if any, to the unpaid principal balance.

         Newman shall have the right to declare the amount of the total unpaid Principal Balance, together with all accrued and unpaid interest thereon, immediately due and payable upon the failure of the Borrower to make any payment of principal or interest hereunder within five (5) days after its due date; upon the voluntary or involuntary dissolution of the Borrower, or upon the adjudication for the Borrower as bankrupt, or upon the taking of any voluntary action by the Borrower or any Involuntary action against the Borrower seeking an adjudication of the Borrower as bankrupt, or seeking relief by or against the Borrower under any provision of the Bankruptcy Code. Any payment of principal or interest under this Note which is not made within five (5) days of its due date shall bear interest from the due date at the highest rate of interest permitted under Florida Law.

         The borrower agrees to pay all costs, fees and expenses incurred by holder hereof, including attorneys' fees (including those for appellate proceedings) incurred in connection with the collection or attempted collection or enforcement hereof, whether or not legal proceedings may have been instituted. The Borrower shall pay all Florida documentary stamp taxes, if any, due in connection with the execution and delivery of this Note.

         In the event that the Borrower makes any payment of interest, fees or other charges, however denominated, pursuant to this Note, which payment causes the interest paid to Newman to exceed the maximum rate of interest permitted under Florida law, any excess over such maximum shall be applied in reduction of the Principal Balance owed to the Newman as of the date of such payment, or if such excess exceeds the amount of the Principal Balance owed to Newman as of the date of such payment) the difference shall be paid by Newman to the Borrower.



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         THE BORROWER HEREBY AND NEWMAN BY ACCEPTANCE OF THIS NOTE, KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREOF, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR NEWMAN MAKING THE LOAN EVIDENCED BY THIS NOTE.

         Time shall be of the essence with respect to the terms of this Note. This Note cannot be changed or modified other than pursuant to a written instrument signed by the parties hereto. This Note cannot be assigned by the Borrower, in whole or in part, unless Newman shall consent in writing prior to such assignment. This Note may not be assigned by Borrower.

         All past due and delinquent sums hereunder, both principal and interest, shall bear interest at the rate determined above until such sums have been paid.

         The Borrower hereby waives demand, presentment for payment, protest, notice of protest, filing of suit and diligence in collecting this Note, and consents that the time of all payments of any part thereof may be extended, rearranged, renewed or postponed by Newman. The Borrower shall pay all amounts owing under this Note without set-off counterclaim, deduction or withholding for any reason whatsoever.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

                                  New M-Tech Corporation, a Florida corporation


Attest:
/S/ ILLEGIBLE                         By: /S/ JOEL NEWMAN
-------------------------------          -------------------------------------
                                         Joel Newman - President
                                         Sign at LOS ANGELES  CA.
                                           on AUG 14  1997